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                                                                     Exhibit 99

     CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISION OF THE
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

FORWARD-LOOKING STATEMENTS

This report on Form 10-K and other documents filed by HTC under the federal securities laws, including Form 10-Q and Form 8-K, and future oral or written statements by HTC and its management, may include forward-looking statements. These statements may include, without limitation, statements with respect to anticipated future operating and financial performance, growth opportunities and growth rates, acquisition and divestiture opportunities, business strategies, business and competitive outlook and other similar forecasts and statements of expectation. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and should and variations of these words and similar expressions are intended to identify these forward-looking statements. Such forward-looking statements are subject to uncertainties that could cause HTC's actual results to differ materially from such statements.

Uncertainties causing differing results from those expressed in the forward-looking statements include, but are not limited to, those uncertainties set forth below:

- The effects of on-going deregulation in the telecommunications industry as a result of the Federal Telecommunications Act of 1996 (the "Telecommunications Act") (which allows competition among telephone companies for the rights to offer telephone service to customers in a franchised service area) and other similar federal and state legislation and regulations, including, without limitation, (i) greater than anticipated competition in HTC's predominately rural local exchange telephone markets, (ii) greater than anticipated reductions in revenues received from federal and state access charges for switching long distance traffic, (iii) the final outcome of regulatory and judicial proceedings with respect to interconnection agreements and access charge reforms, and
     (iv) future state regulatory actions taken in response to the Telecommunications Act.

- HTC's ability to successfully introduce new products and services, including, without limitation, (i) the ability of Crystal (which started its competitive local exchange carrier (CLEC) business in January 1998) to provide competitive local service in new markets, (ii) the ability of NIBI (which is a billing and data services company) to implement, market, and sell its new WRITE2k billing system, (iii) the ability of MSWC (a cellular telephone company purchased in May 1998) to successfully implement, market, and sell its new digital wireless network products and service, (iv) the ability of HTC to offer bundled service packages on terms attractive to its customers, (v) the ability of HTC to expand successfully its long distance and Internet offerings to new markets and (vi) the ability of HTC to introduce and sell the equipment and systems of Nortel, Bay Networks, Octel and Cisco versus the competitive alternatives of other suppliers.

- Possible changes in the demand for HTC's products and services, including, without limitation, lower than anticipated demand for, (i) premium telephone services, additional access lines per household or minutes of use volume associated with telephone service, (ii) wireless telephone service, installations and/or the traffic associated with service, (iii) data processing services or billing systems, and (iv) communication and data equipment.

- The effects of greater than anticipated competition, including, without limitation, competition requiring new pricing or marketing strategies or new product offerings, the attendant risk that HTC will not be able to respond on a timely or profitable basis and the competitive effect of relationships with other carriers causing new pricing on services such as wireless roaming agreements and interexchange access charges.

- The risks inherent in rapid technological change, including, without limitation, the risk that

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     technologies will not be procured by HTC on a timely or cost-effective basis or perform according to expectations.

- Regulatory limits on HTC's ability to change its prices for telephone services in response to competitive pressures.

- HTC's ability to effectively manage its growth, including, without limitation, HTC's ability to (i) integrate the operations of Crystal and MSWC into HTC's operations, (ii) manage NIBI's development of and migration to WRITE2k as its new primary software platform, (iii) achieve projected economies of scale and cost savings, (iv) meet pro forma cash flow projections developed by management in valuing newly-acquired businesses,
     (v) conform with existing debt covenants and negotiate new debt facilities which conform with evolving business plans and (vi) implement necessary internal controls and retain and attract key personnel.

- Any difficulties in HTC's ability to expand through additional acquisitions, whether caused by financing constraints, a decrease in the pool of attractive target companies, or competition for acquisitions from other interested buyers.

- The lack of assurance that HTC can compete effectively against superior capitalized competitors or competitors with a larger national or regional market niche.

-    The effects of more general factors, including, without limitation:

         - Changes in general industry and market conditions and growth rates.
         - Changes in interest rates or other general national, regional, or local economic conditions.
         - Changes in legislation, regulation or public policy.
         - Unanticipated increases in capital, operating or administrative costs, or the impact of new business opportunities requiring significant up-front investments.
         - The continued availability of financing in amounts, terms and conditions necessary to support HTC's operations.
         - Changes in HTC's relationships with vendors.
         - Changes in HTC's debt ratios and the resultant effect on debt ratings.
         - Unfavorable outcomes of regulatory or legal proceedings.
         - Changes in accounting policies or practices adopted voluntarily or as required by generally accepted accounting principles.

Due to the uncertainties listed above and the fact that any forward-looking statements by HTC and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance, HTC disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

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